Exhibit 10.27

PROFORMA UNAUDITED CONDENSED COMBINED BALANCE SHEETS
	Historical						Pro forma
($000 USD)		Qualytextil
APRIL 30, 2008	AS REPORTED	US GAAP /USD	Adjustment	Adjustment	Adjustment	Adjustment
	4/30/08	4/30/08	(1)	(2)	(3)	(4)	4/30/08

Current assets:
Cash and cash equivalents	$3,001	$34	$(13,344)	$13,344	$-	$-	$3,035
Accounts receivable, net	17,374	1,199	-	-	-	-	18,573
Inventories	40,658	3,309	-	-	-	-	43,967
Deferred income taxes	1,970		-	-	-	-	1,970
Other current assets	2,401	210	-	-	-	-	2,611
Total current assets	65,404	4,752	(13,344)	13,344	-	-	70,156

Investment in subsidiaries	-	-	13,694	-	-	(13,694)	-
Property and equipment, net	13,255	1,246	-	-	-	110	14,611
Good will	871	-	-	-	-	9,595	10,466
Other assets	119	791	-	-	-	-	910
	$79,649	$6,789	$350	$13,344	$0	$(3,989)	$96,143

LIABILITIES AND STOCKHOLDER’S EQUITY:

Current liabilities:
Current maturities-long term debt	$94	$3,093	$-	$-	$(3,093)	$-	$94
Accounts payable	3,754	1,960	350			-	6,064
Accrued expenses and other current liabilities	1,732	1,517	-	-	(759)	-	2,490
Total current liabilities	5,580	6,570	350	-	(3,852)	-	8,648

Construction loan payable	1,810	-	-	-	-	-	1,810
Other Liabilities	-	82					82
Bank Debt & debentures	3,467	-	-	13,344	-		16,811
Total liabilities	10,857	6,652	350	13,344	(3,852)		27,351
STOCKHOLDERS EQUITY:		-	-	-	-	-	-
Common Stock	55	-	-	-	-	-	55
Less treasury stock at cost	(1,084)	-	-	-	-	-	(1,084)
Other comprehensive income	12	-	-	-	-	-	12
Additional paid-in capital	49,274	1,269	-	-	3,852	(5,121)	49,274
Retained earnings	20,535	(1,132)	-	-	-	1,132	20,535
Total stockholders’ equity	68,792	137	-	-	3,852	(3,989)	68,792
	$79,649	$6,789	$350	$13,344	$0	$(3,989)	$96,143

Exhibit 10.27
NOTES TO: PROFORMA UNAUDITED CONDENSED COMBINED BALANCE SHEETS
APRIL 30, 2008

		Transaction Amount

(1) Record intitial purchase price paid by Lakeland		$13,344

(1a) Estimated transaction costs:
Brazil tax on incoming capital	50	-

Estimated legal & accounting fees	300	350

(2) Record bank borrowing by Lakeland to cover cash out		-

(3) Record repayments of Qualytextil debt from purchase price proceeds		(3,852)

(4) Consolidation entries serve to eliminate the investment in subsidiaries against the underlying net assets acquired of $137,000. Such acquired assets are adjusted for estimated fair value of real estate at closing resulting in a revaluation of $110,000. The difference is reflected as goodwill. The Company is in the process of identifying intangible assets arising from this transaction. The identified intangible assets if any will be assigned values and amortized over their useful lives for assets with finite lives. Intangible assets identified with infinite lives will be tested for impairment annually. The goodwill of $9,595,000 will be adjusted accordingly for the intangible assets recognized during this process.
		(137 (110	) )

		$9,595